Exhibit 23.01
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan, Registration Statement (Form S-8 No. 333-131450) pertaining to the Sonic Corp. 2006 Long-Term Incentive Plan, the Registration Statement (Form S-8 No. 333-64890) pertaining to the 1991 Sonic Corp. Stock Option Plan, 2001 Sonic Corp. Stock Option Plan and 2001 Sonic Corp. Directors’ Stock Option Plan, the Registration Statements (Forms S-8 No. 333-09373, No. 33-40989 and No. 33-78576) pertaining to the 1991 Sonic Corp. Stock Option Plan, the Registration Statement (Form S-8 No. 33-40988) pertaining to the 1991 Sonic Corp. Stock Purchase Plan, the Registration Statement (Form S-8 No. 33-40987) pertaining to the 1991 Sonic Corp. Directors’ Stock Option Plan and the Registration Statement (Form S-3 No. 33-95716) for the registration of 1,420,000 shares of its common stock, and the related Prospectuses of our reports dated October 28, 2008, with respect to the consolidated financial statements and schedule of Sonic Corp. and the effectiveness of internal control over financial reporting of Sonic Corp., included in the Annual Report (Form 10-K) for the year ended August 31, 2008.

ERNST & YOUNG LLP
Oklahoma City, Oklahoma
October 28, 2008